EXHIBIT 99.1

INmune Bio Reports First Quarter 2019 Financial Results and Provides Shareholder Update

GlobeNewswire• May 15, 2019

LA JOLLA, Calif., May 15, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ:INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today reported its financial results and is providing a business update for the first quarter ended March 31, 2019.

Corporate Highlights in 2019:

•	First biotechnology company to close initial public offering in 2019 and commence trading on The Nasdaq Capital Market.

•	Received the Part the Cloud Award from the Alzheimer’s Association, including a $1 million grant to advance XPro1595, a novel therapy targeting neuroinflammation as a cause of Alzheimer’s disease.

“2019 has marked a transformative period for INmune Bio, as the first biotech of the year to close its IPO and list on the Nasdaq,” stated RJ Tesi, M.D., Chief Executive Officer of INmune Bio. “We are focused on advancing our clinical programs for the foreseeable future.”

Our clinical programs continue to advance:

•	INB03, our program targeting resistance to immunotherapy caused by myeloid derived suppressor ells (MDSC), completing a monotherapy Phase I trial in patients with advanced solid tumors, will transition into a combination therapy clinical program this summer in preparation for a Phase II trial in patients resistant to checkpoint inhibitors due to increased MDSC that should begin in 2020. INB03 targets MDSC - one of the causes of resistance to checkpoint inhibitors. Treatment with INB03 should eliminate the MDSC in the tumor microenvironment to allow CPI to be therapeutically effective.

•	INKmune, our NK cell therapy focused on eliminating residual disease after cancer therapy will start enrolling patients in a Phase I/II trial in women with relapsed refractory ovarian cancer later this year. In many patients, cancer relapse after seemingly effective cancer therapy is due to a failure of their NK cells to eliminate minimal residual disease (MRD). INKmune, by priming the patient’s NK cells to attack their tumor, should eliminate MRD to prevent relapse.

•	The Phase I clinical trial in patients with Alzheimer’s disease (AD) should enroll its first patient this summer. The open label dose escalation trial in patients with mild to moderate AD has a novel biomarker strategy to determine if XPro1595 will eliminate neuroinflammation in patients after 3 months of therapy. XPro1595 targets microglial cells, the immune cells of the brain, that are activated in many patients with AD and is a cause of neuroinflammation that can kill nerve cells and promote synaptic dysfunction – the cause of dementia in AD. If successful, the company will consider initiating a Phase II trial in AD patients who have neuroinflammation as a cause of their dementia.

Financial Results for the First Quarter Ended March 31, 2019:

Net loss attributable to common stockholders for the first quarter ended March 31, 2019 was $1.9 million, compared to $2.8 million for the quarter ended March 31, 2018. Net loss incurred during the quarter ended March 31, 2019 included noncash stock-based compensation expense of $1.0 million.

Research and development expense totaled approximately $0.1 million for the first quarter ended March 31, 2019, compared with approximately $0.1 million for the quarter ended March 31, 2018. During the three months ended March 31, 2019, research and development expense included $0.4 million of research and development expense incurred for our clinical trials, partially offset by a grant received from the Alzheimer’s Association of which $0.3 million was recorded as contra-research and development expense.

General and administrative expense was approximately $1.8 million in the quarter ended March 31, 2019, compared to approximately $2.7 million in the quarter ended March 31, 2018. The $0.9 million decline in general and administrative expense is due to lower noncash stock-based compensation ($1.0 million for the quarter ended March 31, 2019 compared to $2.5 million for the quarter ended March 31, 2018), partially offset by higher general and administrative expenses including professional fees and payroll expense.

At March 31, 2019, the Company had cash and cash equivalents of approximately $6.0 million with no debt. Subsequently, the Company received proceeds of $4.7 million at a purchase price of $9.00 per share led by RJ Tesi, CEO, David Moss, CFO, and existing shareholders.

As of May 10, 2019 the Company had 10.3 million common and 13.3 million fully diluted shares outstanding.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Statements in this press release relating to our drug candidates and our ability to optimize our opportunities for growth and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. For a more detailed description of the risk factors and uncertainties affecting the Company please refer to the Company’s recent Securities and change Commission filings, which are available at http://www.sec.gov/cgi-bin/browse-edgar?company=inmune&owner=exclude&action=getcompany. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Scott Eckstein

PH: (212) 896-1254 / (212) 896-1210

INmune@KCSA.com

The following table summarizes our results of operations for the periods indicated:

	Three Months Ended March 31,
	2019	2018	Change

Operating expenses:
Research and development	$101,592	$104,011	$(2,419)
General and administrative	1,809,495	2,742,373	(932,878)
Total operating expenses	1,911,087	2,846,384	(935,297)
Loss from operations	(1,911,087)	(2,846,384)	(935,297)
Other income	10,042	-	10,042
Net loss	$(1,901,045)	$(2,846,384)	$(945,339)

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,
	2019	2018

Net cash and cash equivalents (used in) provided by:
Operating activities	$(1,387,702)	$(328,841)
Financing activities	7,251,142	900,000
Change in cash and cash equivalents	5,863,440	571,159
Impact on cash from foreign currency translation	(722)	14,430
Cash and cash equivalents, beginning of period	186,204	1,370,711